Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-15190 on Form S-3; Registration Statement Nos. 333-52476 and 333-53150 on Form S-3; Registration Statement Nos. 33-47534, 333-40796, 33-54307, and 333-95035 on Form S-8; Registration Statement No. 33-1720 on Form S-8; and Registration Statement No. 2-96386 on Form S-14, all of Pinnacle West Capital Corporation, of our report dated February 8, 2002 (March 22, 2002 as to Note 18 and November 21, 2002 as to Note 19) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2001 in the method of accounting for derivatives and hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No.
133) appearing in this Current Report on Form 8-K of Pinnacle West Capital Corporation.


DELOITTE & TOUCHE LLP

Phoenix, Arizona

November 21, 2002